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                                                                    EXHIBIT 4.36

                                                                  CONFORMED COPY

                           MEMORANDUM OF UNDERSTANDING

1.       PARTIES:

         Marconi Corporation plc ("Corp"), Marconi plc ("plc") and the Pension Benefit Guaranty Corporation ("PBGC").

2.       SUBJECT MATTER:

         A.       Marconi USA Employees' Retirement Plan (the "Marconi Plan").

         B. RELTEC Corporation Retirement Plan (the "RELTEC Plan" and, collectively with the Marconi Plan, the "Plans")

3.       DEFINITIONS:

         "Agreement" shall mean this Memorandum of Understanding between the Parties.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, 26 U.S.C. Section 1, et. seq., and any successor statute of similar import, together with regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed to refer also to any successor or substantially related sections of similar import.

         "Controlled Group" shall have the meaning set forth in 29 U.S.C. Section 1301(a)(14).

         "Corp Group" shall mean Corp and members of the Controlled Group for the Plans.

         "Effective Date" means the date described in Section 4.

         "Enhanced Contributions" means the cash contributions that each member of the Corp Group is jointly and severally obligated to pay to the Plans defined in Section 5(A)(ii) of this Agreement.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Sections 1001 et seq., and any succesSOr statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to refer to any successor or substantially related sections.

         "Investment Grade" shall mean ratings on an entity's outstanding unsecured debt from Standard & Poor's and Moody's of at least BBB and Baa2, respectively, and, with respect to any purchaser in any Sale (as defined in Section 5B(1)), shall be determined by


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         looking at the parent corporation of the purchaser's controlled group, taking account of the Sale.

         "Maximum Tax Deductible Contribution Amount" means, with respect to a Plan Year, the maximum amount of contributions to the Plans for such Plan Year that would be tax deductible pursuant to Code Section 404, determined as if the applicable interest ratE is the lowest interest rate in the "permissible range" prescribed by Code Section 412(b)(5)(B)(ii), as modified by Code Section 412(l)(7)(C), or any successor provisions thereto to determine "current liability" as defined under Code Section 412.

         "Minimum Funding Contribution" means, as to any of the Plans, the minimum funding requirements under Code Section 412.

         "Normal Cost" shall mean that portion of the Plans' liabilities accruing on an annual basis using the Plans' then current actuarial assumptions and funding method.

         "PBGC" means the Pension Benefit Guaranty Corporation, the United States government agency that administers and enforces the mandatory termination insurance program for defined benefit pension plans under Title IV of ERISA, 29 U.S.C. Sections 1301-1461.

         "Plan Year" means, as to any of the Plans, the "plan year" as defined in ERISA, 29 U.S.C. Section 1002(39), provided that for purposes hereof, any "Plan Year" shall equal twelve months.

         "Required Credit Balance" means, with respect to each Plan, the amount in each Plan's funding standard account determined in accordance with
         Section 5 of this Agreement.

4.       EFFECTIVE DATE:

         This Agreement shall be effective as of the date on which an office copy of the order of the High Court of England and Wales sanctioning the Corp scheme of arrangement between Corp and certain of its creditors under section 425 of the Companies Act of 1985 of Great Britain shall have been delivered to the registrar of companies in England and Wales for registration ("Effective Date").

         This Agreement is effective as of the Effective Date; provided, however, that the parties' obligations under Sections 5 and 6 of this Agreement shall commence upon the date of execution of this Agreement; and, further provided, that this Agreement shall terminate automatically and be of no further force or effect if, at any time prior to the Effective Date, the Corp scheme of arrangement described in the preceding paragraph of this Section 4 is withdrawn by Corp from the High Court's consideration without immediate intention of reseeking the High Court's sanction. This document is binding on all parties.

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5.       CORP OBLIGATIONS:

         A.       FUNDING OBLIGATIONS:

                  Except as otherwise provided herein, Corp shall, or shall cause its U.S. subsidiaries which are participating employers in the Plans to annually contribute to the Plans an amount equal to

                           (i) Each Plan's respective Minimum Funding Contributions, or, if greater, each Plan's Normal Cost plus interest; plus

                           (ii) Enhanced Contributions in the amount of $7 million per annum with respect to the Marconi Plan and $2 million per annum with respect to the RELTEC Plan;

                  provided, however, that no amount shall be required to be contributed beyond the Maximum Tax Deductible Contribution Amount. Enhanced Contributions shall be made quarterly beginning on June 30, 2003.

                  Notwithstanding the foregoing, neither Corp nor its U.S. subsidiaries shall have any obligation to make contributions to the Plans under this Agreement which, when aggregated with Minimum Funding Contributions, exceed $20 million during the first 18 calendar months that commence after the Effective Date (the "18-Month Period"); provided, however, that (i) nothing herein shall relieve Corp and its U.S. subsidiaries from making Minimum Funding Contributions required by law to be contributed during the 18-Month Period, and (ii) to the extent that Corp and its U.S. subsidiaries are relieved under this paragraph from making contributions during the 18-Month Period, then the amount of any such contributions which is not paid into the Plans during the 18-Month Period will be contributed to the applicable Plans within 60 days following the expiration of the 18-Month Period (or if any portion thereof would be in excess of the Maximum Tax Deductible Contribution Amount, within 30 days after Corp or one of its U.S. subsidiaries determines, based upon its receipt of the actuarial valuation report for the relevant Plan Year that such amount, or portion thereof, would be tax deductible).

         B.       SALE OF U.S. BUSINESS UNITS:

                  (1) Transfer of Plans' assets and liabilities. PBGC consent will be obtained in advance of Corp entering into an agreement to sell any of its U.S. business units to a third-party purchaser (a "Sale") whose debt both before the sale and immediately following consummation of the Sale is not rated Investment Grade, but only to the extent that such Sale contemplates a proposed transfer of assets and liabilities of the Plans to plan(s) of such purchaser. Where PBGC consent is required, PBGC will make its determination whether to consent as soon as reasonably practicable, taking into consideration the deadlines applicable to the transaction of which it has been notified by Corp or its affiliates, but not to exceed 30 days. With

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                  respect to the transfer of the Plans' assets and liabilities in connection with any Sale (i.e., whether or not the purchaser's debt is rated Investment Grade before and immediately following consummation of the Sale), any such transfer will be in accordance with Code Section 414(l) using PBGC safe harbor termination assumptions. Any assets in excess of such Code Section 414(l) benefit liabilities in a Plan will be retained in the applicable Plan and not be subject to transfer in the event such Plan is split.

         (2) No transfer of Plans' assets and liabilities. In the event of a Sale in which the Plans' assets and liabilities associated with the business being sold are not transferred to a plan of a third-party purchaser, a reasonable estimate of the portion of the proceeds of the Sale representing the net underfunding that would otherwise be transferred to such purchaser in accordance with the last sentence of Section 5(B)(1) and this
                  Section 5B(2) shall be contributed to the applicable Plan or Plans no later than the next business date following the effective date of such Sale (or as soon as reasonably practicable thereafter, but in no case later than 15 days thereafter, if and to the extent that any portion of the proceeds received in such Sale are non-cash), and any remaining amount in excess of the estimated amount shall be contributed within 30 days of the date of the Sale. At least 30 days prior to the effective date of such Sale, Corp will notify PBGC of the proposed Sale, the relevant pension data, and the calculation of the money to be transferred to the Plan. For purposes of the preceding sentence, the net underfunding shall be computed based on the present value of the applicable Plan's assets and liabilities as of the date of the Sale and using the applicable actuarial assumptions then being used by the PBGC for purposes of calculating plan termination liability and using such other actuarial liability projection methodology considered reasonable by Corp to determine such liabilities on the Sale date based on employee data as of the date of the most recent actuarial valuation for the Plan updated to reflect significant demographic changes. Any such amount contributed to the Plans may be used by the Plans' respective trustees to purchase annuities in satisfaction of liabilities under the Plans. Notwithstanding the foregoing, no amount shall be required to be contributed under this Section 5(B) beyond the Maximum Tax Deductible Contribution Amount.

         (3) In addition to the above, if the Plan Sponsor of the RELTEC Plan is sold and the purchaser is, and will be immediately after the Sale, an Investment Grade company, Corp will make reasonable best efforts to have the purchaser assume sponsorship of the RELTEC Plan and the Plan's assets and liabilities. If the Purchaser is not Investment Grade, or does not assume the RELTEC Plan, then proceeds of the sale shall be used to pay into the RELTEC Plan sufficient monies to make the RELTEC Plan fully funded on a PBGC termination basis, such amount to be contributed in accordance with the timeframe set forth above in the first sentence of Section 5B(2).

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         C.       CREDIT BALANCE RESTRICTIONS:

                  (1) Subject to Section 5 of this Agreement, Corp shall maintain the Required Credit Balance for each Plan throughout the term of this Agreement as follows:

                           (a) The Required Credit Balance with respect to each Plan shall be the sum of (i), (ii),
                                    (iii) and (iv) below, where

                                    (i)      is the credit balance in the Plan's
                                             Funding Standard Account for the
                                             Plan Year ending December 31, 2002,
                                             as determined by the Plan's
                                             enrolled actuary;

                                    (ii)     is the Enhanced Contributions
                                             discussed in Sections 3 and 5 of
                                             this Agreement;

                                    (iii)    is any amount contributed to the
                                             Plans in connection with the sale
                                             of a U.S. business unit; and

                                    (iv)     is the amount of interest
                                             calculated at the Plan's then
                                             existing funding standard account
                                             interest rate.

                           (b) Except as provided otherwise herein, any contributions necessary to meet the Required Credit Balance for a Plan Year shall be made in cash no later than December 31 of that Plan Year; provided, however, that nothing herein shall require contribution of the Minimum Funding Contributions or Normal Cost before the otherwise legally required due date for making Minimum Funding Contributions.

                           (c)      Subject to Section 5C(1)(b) of this
                                    Agreement, each Plan's Required Credit
                                    Balance for any Plan Year must reflect the total amount calculated under Section 5(C)(1)(a) above, regardless as to whether contributions are actually paid to the Plan and regardless as to whether the actual contributions have been limited pursuant to Maximum Tax Deductible Contribution Amount.

                  (2) Contributions in Excess of the Maximum Tax Deductible Contribution Amount.

                           Notwithstanding anything in this Agreement to the contrary, contributions to a Plan for any given Plan Year will not be required to exceed that Plan's Maximum Tax Deductible Contribution Amount. If any portion of a contribution is not deductible for any Plan for a Plan Year, then that portion shall not be required to be contributed for the Plan Year for which it is not deductible, and instead such portion shall be carried over and paid in the next taxable year in which it is deductible. Any such carryover

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                           payment will be in addition to any other
                           contributions required for such next Plan Year to the extent deductible.

                  (3)      Determination of Minimum Funding Requirement.

                           For the purposes of this Agreement, Minimum Funding Contribution may be determined utilizing the highest interest rate permitted under Section 412(1)(7) of the Code and, notwithstanding Section 5C(1)(a), the amount of any Minimum Funding Contribution for a Plan Year in excess of the Minimum Funding Contribution computed in accordance with the foregoing may reduce the Required Credit Balance (as computed in accordance with Section 5C(1)(a)) by such excess amount.

         D.       CORP'S CONSENT TO U.S. JURISDICTION:

                  Corp consents to jurisdiction in the United States federal district courts with respect to its obligations under this agreement with the PBGC.

         E.       CORP GUARANTY:

         (1) Annual funding requirements. Corp will be jointly and severally liable with its U.S. subsidiaries for the obligations to fund the Plans in accordance with this Agreement.

         (2) Termination liability. Corp will be jointly and severally liable with its U.S. subsidiaries for any liabilities owing by its U.S. subsidiaries to the Plans or to the PBGC upon termination of either or both of the Plans.

6.       PBGC'S OBLIGATIONS:

         A. In consideration of the Corp Obligations, PBGC will forebear from instituting proceedings to involuntarily terminate either of the Plans under 29 U.S.C.Section 1342(a)(4) in advance of the Corp and plc schemes of arrangement or the actions contemplated thereunder.

         B. That any contingent claim filed by PBGC in the plc scheme of arrangement shall be automatically released on the Effective Date. This Agreement shall not otherwise limit PBGC's rights under ERISA with respect to the Plans.

7.       TERMINATION OF THE AGREEMENT:

         A. This Agreement shall terminate in its entirety with respect to the relevant Plan upon the earliest to occur of (1), (2), (3) or (4) below, but, in the case of (1) or (2), no earlier than five (5) years after the Effective Date.

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                  (1)      With respect to both Plans, the date on which Corp
                           obtains ratings on its outstanding unsecured debt from Standard & Poor's and Moody's of at least BBB and Baa2, respectively.

                  (2) The date on which Corp demonstrates that a Plan has unfunded benefit liabilities (as defined under 29 U.S.C. Section 1301(a)(18)) of zero as of the last day of a Plan Year for two consecutive full Plan Years. The first date this test can be measured is as of five (5) years after the Effective Date; this test and all subsequent tests would apply to the two Plan Years immediately proceeding the date on which the test takes place.

                  (3) The date on which PBGC receives a Form 501 - Post Distribution Certification for a Plan indicating that such Plan has terminated in a Standard Termination under 29 U.S.C. Section 1341(b). In addition, the Agreement will cease to apply with respect to a given Plan when PBGC receives a Form 501 indicating that the given Plan has terminated in a Standard Termination.

                  (4) The date on which the sponsorship of a Plan is assumed in its entirety by a third party purchaser in a Sale in accordance with Section 5B(1) or Section 5B(3) of this Agreement.

         B. Termination Notice: Corp shall provide PBGC with written notice of any determination by Corp that any of the events described in Section 7(A) above has occurred. Within thirty
                  (30) days of receiving such notice, PBGC will respond in writing whether it concurs with Corp's determination, PBGC's concurrence not to be unreasonably withheld. The Agreement shall terminate on the date Corp receives PBGC's concurrence.

8.       NOTICE REQUIREMENTS:

         Corp will provide the following information to PBGC, in addition to any reporting obligations that the Corp Group may have under ERISA and/or the Code:

                           (A) Copies to PBGC's Corporate Finance and Negotiations Department of any notices otherwise required to be filed with the Internal Revenue Service or PBGC concerning the Plans at the time the filing is made;

                           (B) Written notice 30 days (or such lesser period as is prescribed by Section 5B(1) of this Agreement) prior to any Plan merger or any transfer of liabilities or assets described in Code Section 414(l), to or from any Plan (other than de minimis mergers or transfers), which shall be subject to PBGC's consent, which consent shall not be unreasonably withheld.

                           (C) Written notice 30 days prior to any change in any of the Plans' actuarial assumptions or methods for the purpose of the minimum funding

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                  standard account (other than changes required by law or
                  changes in the interest rate permitted under Section 412 of the Code), which changes shall be subject to PBGC's consent, which consent shall not be unreasonably withheld.

                           (D) Written notice 30 days prior to any change in any of the Plans' Plan Years. Such changes shall be subject to PBGC's consent, which consent shall not be unreasonably withheld.

                           (E) Each Plan's Actuarial Valuation Report no later than the last day of the Plan Year.

                           (F) Each Plan's Form 5500, with attachments, when filed.

                           (G) By each June 30, a statement certified by one or more of the Plans' enrolled actuaries, specifying the following:

                                        (1)    The amount of contributions
                           necessary to maintain each Plan's Required Credit Balance and details of the calculation of each Plan's Required Credit Balance.

                                        (2)    A statement that the contribution
                           necessary to maintain each Plan's Required Credit Balance is not limited by the Maximum Tax Deductible Contribution Amount for the Plan Year, or, if the contribution is limited, the statement shall contain details showing the calculation of the limitation and the reallocation to later Plan Years.

                           Such actuarial certification shall indicate that the calculations contained therein are subject to change due to any corporate transaction affecting plan assets and liabilities which may occur during the applicable period and which is not reasonably contemplated as of the date of such statement.

                           (H) By the last day of each Plan Year, and except as provided by Section 5C(1)(b), a certification from Corp that contributions at least equal to the lesser of (1) or
                  (2) below have been made to each Plan.

                                        (1)    The amount necessary to maintain
                           each Plan's Required Credit Balance.

                                        (2)    The Maximum Tax Deductible Amount
                           that may be contributed to each Plan for the Plan
                           Year.

                           (I) A copy of Plan amendments within 10 days of adoption.

                           (J) Within 5 business days of each applicable due date, written confirmation that each quarterly contribution, Minimum Funding Contribution,

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                  Enhanced Contribution, or any other contribution required to be made to a Plan pursuant to this Agreement was in fact, contributed.

                           (K) Notice of the Effective Date within 10 days of its occurrence.

9.       GENERAL PROVISIONS:

         A. Governing Law. Any dispute arising out of the execution or interpretation of this Agreement, or any proceeding to enforce this Agreement or to collect amounts due under ERISA with respect to the Plans, shall be within the exclusive jurisdiction of the federal courts of the United States. The laws of the District of Columbia shall govern any such dispute. The PBGC may bring any such action in any federal court of competent jurisdiction in the District of Columbia or in any other jurisdiction where any of the other parties to this Agreement or any of their property may be found.

         B. Enforceability. This Agreement may be enforced only by the parties hereto. This Agreement is solely for the benefit of the parties hereto and is not intended to confer upon any person except the parties hereto any rights or remedies.

         C. Amendment of Agreement. This Agreement may not be amended except by an instrument in writing executed by the parties to the Agreement.

         D. Notices. All notices and other communications made pursuant to this Agreement shall be in writing and shall be delivered to the intended recipient at the address so specified below or at such other address as shall be designated by any of them in a notice to each other party set forth herein. A notice or other communication will be deemed to have been given on the date received, except that if received on a Saturday, Sunday or federal holiday, the notice or other communication will be deemed to have been given on the first day following the date received that is not a Saturday, Sunday or federal holiday.

Corp or plc:               Marconi Corporation plc
                           One Bruton Street
                           London WIJ 6AQ
                           England
                           Attn:  Chief Operating Officer
                           Facsimile:  44-20-7493-1974

                           With a copy to:

                           Greensboro Associates, Inc.
                           3300 Battleground Avenue
                           Suite 301
                           Greensboro, NC  27410
                           Attn:  Vice President and General Counsel

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                           Facsimile:  (336) 545-7340

PBGC:                      Pension Benefit Guaranty Corporation
                           1200 K Street, N.W., Suite 270
                           Washington, D.C.  20005
                           Attn:  Chief Negotiator and Director,
                           Corporate Finance and Negotiations Department
                           Facsimile:  (202) 842-2643

                           With a copy to:

                           Pension Benefit Guaranty Corporation
                           1200 K Street, N.W., Suite 340
                           Washington, D.C.  20005
                           Attn:  General Counsel
                           Facsimile: (202) 326-4112

         E. Headings. The titles and headings of the sections of this Agreement are for convenience of reference only and will not control or affect in any way the scope, intent or interpretation of any of the provisions of this Agreement.

         F. Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the dates indicated.

                                                 MARCONI CORPORATION PLC

Date: 3/25/03                           by:      M. PARTON

                                                 MARCONI PLC

Date: 3/25/03                           by:      C. HOLDEN

                                                 PENSION BENEFIT GUARANTY
                                                 CORPORATION

DATE:  3/25/03                          by:      ANDREA E. SCHNEIDER

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